Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of June 18, 2020 (the “Effective Date”), by and between DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), and Philip John Yim (“Executive”).

WHEREAS, the Company desires to set forth the terms on which Executive is engaged by the Company as its Chief Operating Officer, and Executive desires to be so engaged by the Company in such position, on the terms and conditions set forth and described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties agree as follows:

1. Employment.

(a)Position and Duties.  The Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an employee of the Company in the position of Chief Operating Officer. Executive shall perform all services and acts necessary to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein and shall report to the Company’s Chief Executive Officer (the “Supervising Officer”).  In the event of the Supervising Officer's unavailability or incapacity, Executive shall report to the Company's Board of Directors (the “Board of Directors”). In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to him by the Supervising Officer, to the extent consistent with his position and status as set forth above. Executive hereby consents to serve as an officer of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Supervising Officer.

(b)Time Commitment.  Executive agrees to devote substantially all of his business time, attention and energies to the performance of the duties assigned hereunder, and to perform such duties diligently, faithfully and to the best of his abilities. Subject to the terms of Section 11 below, this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his duties to the Company, as determined in good faith by the Supervising Officer or the Board of Directors.  Executive agrees that he will not join any additional boards, other than community and civic boards (which do not interfere with his duties to the Company), without the prior approval of the Supervising Officer or the Board of Directors. Executive shall be subject to and comply with the policies and procedures generally applicable to officers of the Company to the extent the same are not inconsistent with any term of this Agreement.

2. Place of Performance.  Executive shall perform his duties and conduct his business at the principal executive offices of the Company or remotely with the consent of the Supervising Officer, except for required travel on the Company’s business.

3. Compensation.

(a) Salary. The Company shall pay to Executive a base salary of $300,000 per year (the “Annual Salary”).  Executive’s Annual Salary may be reviewed on at least an annual basis by the Board of Directors or its Compensation Committee, and shall be payable in accordance with the Company’s regular payroll practices.

(b) Bonus.  In addition to Executive’s Annual Salary, Executive shall be eligible to participate in a performance-based annual bonus program, to be earned and paid quarterly in equal installments.  Executive’s target bonus at full accomplishment of the Company’s goals will be $22,500 per quarter.  Executive’s actual bonus will be based upon the overall results of the Company compared to the quarterly performance metrics as set forth in the annual operating plan approved by the Board of Directors for each year.  The annual bonus plan and the final payout will be approved by the Board of Directors or its Compensation Committee and is subject to change.

Exhibit 10.1

(c)Equity Awards.  (i)Executive has been previously granted  options to purchase shares of the Company’s common stock (the “Option”).   The Option will continue to vest over four-years, subject to Executive’s continued employment through each applicable vesting date.  The Option shall be subject to the terms and conditions of the equity plan and/or any stock option agreement pursuant to which the Option was granted.  The Option shall continue to be granted pursuant to the Company’s 2017 Incentive Award Plan (the “2017 Plan”).  In addition, in the event Executive’s employment is terminated pursuant to Section 7(a)(iv) or (v) following a “Change in Control” (as such term is defined in the 2017 Plan), the vesting of all of Executive’s outstanding Equity Awards (as defined below) shall fully accelerate on the date of such termination. For purposes of this Agreement, “Equity Award” means all stock options, restricted stock and such other awards granted to Executive pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof. The Executive will be provided six (6) months from the date of such termination to exercise all vested “Equity Awards”.  After the six (6) months period all unexercised “Equity Awards” will cancel.

(d)Relocation Expenses.

(i)In connection with the Company's planned relocation of its headquarters (the "Headquarters Relocation"), and in furtherance of Executive’s relocation of his principal place of residence to the location to which the Company's headquarters is so relocated, the Company shall pay for or reimburse Executive in accordance with the Company’s written expense reimbursement policies and procedures as then in effect for up to a total amount to be agreed upon in writing at the time the Headquarters Relocation has been implemented, which shall include (A) the movement of Executive’s reasonable household goods, (B) reimbursement for round trip tickets for house hunting trips for Executive, his spouse and/or his dependent children, (C) reimbursement for transportation for Executive, his spouse and his dependent children, and (D) reasonable and customary realtor costs incurred by Executive in connection with the purchase of Executive’s residence (collectively, the “Relocation Reimbursement”).  In addition, the Company shall pay to Executive a tax gross-up (the “Tax Gross-Up”) for any federal, state, local or foreign income and employment taxes Executive is required to pay resulting from the Relocation Reimbursement and from the Tax Gross-Up, which Tax Gross-Up shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).  All amounts eligible for the Relocation Reimbursement must be incurred by and paid to Executive during the term of his employment and within twelve (12) months following the completion of the Headquarters Relocation.  The Relocation Reimbursement and the Tax Gross-Up shall be paid to Executive within forty five (45) days following the Company’s receipt of a written request for such reimbursement, but subject to receipt by the Company of supporting receipts and/or documentation and/or receipts in form and substance reasonably acceptable to the Company.  If Executive voluntarily terminates his employment without Good Reason prior to the first anniversary of the Headquarters Relocation, Executive shall repay to the Company a pro rata portion of the Relocation Reimbursement and any Tax Gross-Up based on the number of days elapsed in the one-year period ending on the first anniversary of the Effective Date.  The Company will have the right to offset such amounts against any compensation otherwise payable to Executive on the date of Executive’s termination of employment.

(ii) Housing and Automobile Allowance.  During the term of Executive's employment and in coordination of the Headquarters Relocation the Company will provide a maximum of six (6) months temporary housing and automobile allowance from the commencement of Executive’s relocation.  The Company shall pay for or reimburse Executive on a monthly basis in accordance with the Company’s written expense reimbursement policies and procedures for reasonable housing and automobile expenses in the Plano, Texas area.

4. Business Expenses. During the term of Executive's employment, the Company will reimburse Executive for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation in conformance with the Company’s written expense reimbursement policies and procedures as then in effect. This includes monthly cell phone expenses.

5. Vacation, Holidays and Sick Leave. During the term of Executive's employment, Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its officers.

Exhibit 10.1

6. Benefits. During the term of Executive's employment, Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements (collectively, the “Employee Benefits”) available to officers of the Company generally.

7. Termination of Employment.

(a) Notwithstanding any provision of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

(i) the date of Executive’s death or adjudicated incompetency;

(ii) the date on which Executive shall have experienced a Disability (as defined below), and the Company terminates Executive’s employment on account of Disability;

(iii) the date on which Executive’s employment is terminated by the Company for Cause (as defined below);

(iv) the date on which Executive’s employment is terminated by the Company for any reason other than the reasons set forth in (i) through (iii) above;

(v) the date on which Executive resigns his employment for Good Reason (as defined below); or

(vi) the date on which Executive resigns his employment for a reason other than Good Reason.

(b) For purposes of this Agreement, “Disability” shall mean an illness, injury or other incapacitating condition as a result of which Executive is substantially unable to perform the services required to be performed under this Agreement for (i) one hundred eighty (180) consecutive days; or (ii) a period or periods aggregating more than two hundred forty (240) days in any period of twelve (12) consecutive months. In the event the Company seeks to terminate Executive’s employment due to Disability, the Company shall give notice to Executive of the termination of Executive’s employment for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Company from time to time. Any determination as to the existence of a Disability shall be made by a physician approved by the Board of Directors and by Executive (or, if Executive is unable to give such approval, by Executive’s representative), which approval shall not be unreasonably withheld by the Board of Directors or Executive.

(c) For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events:

(i) Executive’s willful or continual failure to substantially perform his duties with the Company or any subsidiary or affiliate, or any failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Supervising Officer or the Board of Directors consistent with the terms of this Agreement, which failure continues for fifteen (15) days following Executive’s receipt of written notice from the Supervising Officer or the Board of Directors stating with specificity the duties the Supervising Officer or the Board of Directors has reasonably determined Executive to have willfully or continually failed to substantially perform or such failure;

(ii) Executive’s conviction of, guilty plea to, or entry of a nolo contendere plea to a felony or a crime of moral turpitude or commission of an act of fraud, embezzlement or misappropriation against the Company or any subsidiary or affiliate;

(iii) Executive’s engagement in willful or reckless misconduct that has caused or is reasonably likely to cause demonstrable and material financial injury to the Company or any subsidiary or affiliate; or

Exhibit 10.1

(iv) Executive’s willful and material breach of this Agreement, which breach remains uncured (if capable of being cured) for fifteen (15) days following Executive’s receipt of written notice from the Supervising Officer or the Board of Directors stating with specificity those provisions of this Agreement which Executive has breached.

For purposes of Sections 7(c)(i), (iii) and (iv), an act on Executive’s part shall not be deemed “willful,” “reckless,” or “continual” if done by Executive in good faith and with reasonable belief that the act was in the best interest of the Company.

(d) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material diminution in Executive’s base compensation;

(ii) a material diminution in Executive’s authority, duties or responsibilities;

(iii) a material change in the geographic location at which Executive must perform his duties; provided that the requirement that Executive relocate to the San Francisco Bay Area in connection with his commencement of employment or to another location within the United States in connection with the Headquarters Relocation shall not constitute “Good Reason” for purposes of this Agreement; or

(iv) any other action or inaction that constitutes a material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Good Reason shall only exist if Executive shall have provided the Company with ninety (90) days written notice of the initial occurrence of any of the foregoing events or conditions, and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s termination by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.  Executive’s resignation from employment with the Company for Good Reason must occur within six (6) months following the initial existence of the act or failure to act constituting Good Reason.

8. Compensation in Event of Termination.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.  Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.  Upon termination of Executive's employment for any reason, the Company shall have no further obligation to Executive except to pay the amounts set forth in this Section 8.

(a) In the event Executive’s employment is terminated pursuant to Sections 7(a)(i), (ii), (iii) or (vi), Executive or his estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled. Following any such termination, neither Executive nor his estate, conservator or designated beneficiary shall be entitled to receive any other payment provided for hereunder with respect to any period after such termination, except as Executive may otherwise be entitled pursuant to any employee benefit plan.

(b) In the event Executive’s employment is terminated pursuant to Section 7(a)(iv) or (v), Executive shall be entitled to receive, as his sole and exclusive remedy, (i) payment of any earned but unpaid Annual Salary through the date of termination, as well as any accrued vested benefits and unreimbursed business expenses to which Executive is entitled, (ii) a lump sum payment equal to the sum of (x) the greater of (A) six (6) months of Executive’s Annual Salary as in effect immediately prior to the date of termination, or (B) $150,000, plus (y) an amount equal to the bonus earned by Executive pursuant to Section 4(b) for the calendar quarter in which the

Exhibit 10.1

date of termination occurs to be determined based on actual performance for such quarter, which amount shall be paid in exchange for a standard release of claims, and (iii) if the Executive elects COBRA continuation coverage of medical and/or dental benefits and payments for the six (6) months following the date of termination, Company will pay such COBRA employee premiums only after the Executive has signed and returned all required COBRA Election forms within the time frame outlined in the applicable COBRA packet.  The Executive’s COBRA packet will be mailed to his home address upon termination.  For continuation coverage of benefits other than medical or dental (e.g. vision or EAP) or for continuation of medical or dental coverage beyond such six (6) month period, the Executive must submit premium payments, at his own expense, per the COBRA provisions outlined in the applicable COBRA packet.

Executive will not receive the severance in this Section 8(b) if he does not sign the release of claims within fifty (50) days following his date of termination, or he revokes the release.  The severance will be paid on the eighth (8th) day following the effective date of the release; provided that, subject to Section 8(d), in no event will the severance be paid beyond the date specified in the first section of Section 8(c) below.

(c)This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, accordingly, the severance payments payable under Section 8(b)(ii) shall be paid no later than the later of:  (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the first taxable year of the Company in which such severance benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.  For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)).

(d)Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Code Section 409A, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (i) the date that is six (6) months following Executive’s termination of employment with the Company, (ii) the date of Executive’s death, or (iii) the earliest date as is permitted under Code Section 409A.

9. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

10. Confidentiality; Assignment of Inventions.  Executive has entered into the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement, a copy of which is attached hereto as Exhibit A (the “Proprietary Rights Agreement”), which Proprietary Rights Agreement is incorporated herein by reference, and hereby agrees to comply with the terms and conditions thereof during the term of Executive's employment and thereafter in accordance with its terms.

Exhibit 10.1

11. Noncompetition; Nonsolicitation.

(a)Noncompetition.  Except as may otherwise be approved by the Supervising Officer or the Board of Directors, during the term of Executive's employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Supervising Officer or the Board of Directors) with the Company’s business or the business of its subsidiaries and affiliates in such county, city or part thereof, so long as the Company, its subsidiaries or affiliates, or any successor in interest of the Company to the business and goodwill of the Company or its subsidiaries or affiliates, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b)Customers and Suppliers.  Executive recognizes that he will possess Proprietary Information (as such term is defined in the Proprietary Rights Agreement) about the customers or suppliers of the Company and its subsidiaries and affiliates.  Executive recognizes that the Proprietary Information he will possess about these customers or suppliers may not be generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates.  Executive agrees that, during the term of Executive's employment and for a period of nine (9) months beyond the termination of Executive's employment, he will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert their business to any competitor of the Company, and that he will not convey any such Proprietary Information or trade secrets about the customers or suppliers of the Company and its subsidiaries or affiliates to any other person.

(c) Employees.  Executive recognizes that he will possess Proprietary Information about other employees of the Company and its subsidiaries and affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its subsidiaries and affiliates.  Executive recognizes that the Proprietary Information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries and affiliates.  Executive agrees that, during the term of Executive's employment and for a period of nine (9) months beyond termination of Executive's employment, he will not, directly or indirectly, induce, solicit or recruit any employee of the Company or its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, and that he will not convey any such Proprietary Information or trade secrets about other employees of the Company and its subsidiaries or affiliates to any other person.

(d) Reasonableness of Relief; Blue Penciling. Executive acknowledges and agrees that the covenants and agreements contained herein are reasonable and valid in geographic and temporal scope and in all other respects and are reasonably necessary to protect the Company.  If any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

12. Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

Exhibit 10.1

(a) Specific Performance. The right and remedy to have each and every one of the covenants in this Agreement specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the nonsolicitation or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company and its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company and its subsidiaries, affiliates, successors or assigns.

(b) Accounting. The right and remedy to require Executive to account for and pay over to the Company and its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive that result from any transaction or activity constituting a material breach of this Agreement, except that Executive shall be required to account for and pay over the aforementioned compensation, profits, monies, accruals, increments or other benefits only pursuant to an award rendered by an arbitrator and entered in a court of competent jurisdiction, as set forth in Paragraph 22 herein, which finds that Executive materially breached this Agreement and owes the Company such amounts as a result of the material breach.

(c) Cessation of Payments. The right to cease all severance payments to Executive hereunder.

(d)Enforceability in all Jurisdictions.  Executive intends to and hereby confers jurisdiction to enforce each and every one of the covenants and agreements contained herein upon the courts of any jurisdiction within the geographic scope of such covenants and agreements. If the courts of any one or more of such jurisdictions hold any such covenant or agreement unenforceable by reason of the breadth or such scope or otherwise, it is the intention of Executive and the Company that such determination shall not bar or in any way affect the Company’s or any of its subsidiaries’, affiliates’, successors’ or assigns’ right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants and agreements, as to breaches of such covenants and agreements in such other respective jurisdictions, such covenants and agreements as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants and agreements.

(e)Whistleblower Provision. Nothing herein is intended to or shall prevent Executive from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Executive acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Executive files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

13. Binding Agreement. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate. This Agreement shall be binding upon and shall by its terms automatically be assigned to any successor in interest to the Company in a change in control, including but not limited to any entity that acquires substantially all of the assets, capital stock or operations of the Company.

14. Return of Company Property. Executive agrees that following the termination of his employment for any reason, he shall return all property of the Company, its subsidiaries, affiliates and any divisions thereof he

Exhibit 10.1

may have managed which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any materials or equipment supplied by the Company to Executive.

15. Entire Agreement. This Agreement, together with the Proprietary Rights Agreement, contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

16. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or fax or registered or certified mail, postage prepaid, return receipt requested, addressed to Executive at the most recent address on the Company’s payroll records and to the Company at the address indicated below or to such other address as either party may subsequently give notice of hereunder in writing:

To the Company at:

DASAN Zhone Solutions, Inc.

1350 South Loop Rd., Suite 130

Alameda, CA 94502

Attention:  Chief Executive Officer

Any notice delivered personally or by courier under this Section 17 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

18. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

19. Survivorship. The respective rights and obligations of the parties hereunder, including but not limited to Executive’s obligations under Sections 10, 11 and 12, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Each Party the Drafter. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

21. Governing Law; Venue. This contract shall be governed by the laws of the State of California as they are applied to contracts between California residents to be performed completely within California.  The parties irrevocably submit to the non-exclusive jurisdiction of the Superior Court of the State of California, Santa Clara County, and the United States District Court for the Northern District of California, Branch nearest to Palo Alto, California, in any action to enforce an arbitration award or any other suit brought hereunder.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

Exhibit 10.1

22. Binding Arbitration.  Except as provided in Section 12(a) of this Agreement, any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in Palo Alto, California, before a single neutral arbitrator in accordance with the employment arbitration rules (the “Rules”) of the Judicial Arbitration and Mediation Services/Endispute (“JAMS”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  Subject to Section 23 below, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 22 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.  This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Executive and the Company expressly waive their right to a jury trial.

23. Attorney Fees. In the event that any dispute between the Company and Executive should result in arbitration, the arbitrator may award to one or more of the Prevailing Persons (as defined below) such reasonable attorney fees, costs and expenses, as determined by the arbitrator. Any judgment or order enforcing such arbitration may, in the discretion of the court entering such judgment or order contain, a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment or order and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 23:

(a) “attorney fees” shall include, without limitation, attorney fees incurred in the following:

(i) arbitration;

(ii) post-arbitration order or judgment motions;

(iii) contempt proceedings;

(iv) garnishment, levy, and debtor and third party examinations;

(v) discovery; and

(vi) bankruptcy litigation;

(b) “Prevailing Person” shall mean any person who is determined by the arbitrator in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

Exhibit 10.1

24. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.Code Section 409A.

(a)Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(b)In the event that the amounts payable under Section 8(b)(ii) are subject to Section 409A of the Code and the timing of the delivery of Executive’s release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such Section, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following the Executive’s “separation from service.”

27.Withholding.  All applicable withholding taxes shall be deducted from any payments to Executive hereunder.

(Signature Page Follows)

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DASAN Zhone Solutions, Inc	EXECUTIVE

By: /s/ Il Yung Kim	By: /s/ Philip John Yim
Name: Il Yung Kim	Name: Philip John Yim
Title: Chief Executive Officer	Title: Chief Operating Officer